Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

by and between

PORTMAN RIDGE FINANCE CORPORATION,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of June 9, 2021

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of June 9, 2021, is by and between Portman Ridge Finance Corporation, a Delaware corporation (“Successor”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

WHEREAS, Harvest Capital Credit Corporation, a Delaware corporation (the “Company”), and Trustee executed and delivered an indenture, dated as of January 27, 2015, (the “Base Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company and Trustee executed and delivered a second supplemental indenture (the “Second Supplemental Indenture” and, together with the Base Indenture and this Third Supplemental Indenture, the “Indenture”), dated as of August 24, 2017, providing for the issuance of the Company’s 6.125% Notes due 2022 (the “Notes”);

WHEREAS, the Company and Successor have entered into an agreement and plan of merger, dated as of December 23, 2020 (the “Merger Agreement”), which provides for the merger of the Company with and into Successor (the “Merger”), with Successor continuing its existence under Delaware law;

WHEREAS, the Merger shall become effective upon the filing of the applicable certificate of merger with the Department of State (the “Department”) of the State of Delaware or at such other time thereafter as is provided in such certificate of merger;

WHEREAS, Section 801 of the Base Indenture provides, among other things, that the Company shall not consolidate with or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any Person unless either the Company shall be the continuing entity, or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall expressly assume, by an indenture supplemental to the Base Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes and the performance of every covenant of the Base Indenture and the Second Supplemental Indenture on the part of the Company to be performed or observed;

WHEREAS, Section 802 of the Base Indenture provides that upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 801 of the Base Indenture, the successor entity formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture and the Second Supplemental Indenture with the same effect as if such successor had been named as the Company under the Base Indenture and the Second Supplemental Indenture; and in the event of any such conveyance or transfer, the Company shall be discharged from all obligations and covenants under the Base Indenture, the Second Supplemental Indenture and the Securities, including the Notes, and may be dissolved and liquidated;

WHEREAS, the Successor has been duly authorized to enter into this Third Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor and the Trustee hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

SECTION 1.1. Representations of Successor.

The Successor represents and warrants to the Trustee as follows:

(a) It is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by it of this Third Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

(c) Upon the filing and acceptance for record of the certificate of merger by the Department of the State of Delaware or at such other time thereafter as is provided in the certificate of merger (the “Merger Effective Time”), the Merger will be effective in accordance with the terms of the Merger Agreement and under Delaware law.

ARTICLE II

ASSUMPTION AND AGREEMENT OF SUCCESSOR

SECTION 2.1. Assumption and Agreement of Successor.

(a) In accordance with Section 801 of the Base Indenture, Successor hereby expressly assumes all of the obligations of Company under the Base Indenture and the Second Supplemental Indenture, including but not limited to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes and the performance of every covenant of the Base Indenture and the Second Supplemental Indenture on the part of the Company to be performed or observed.

(b) Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture and the Second Supplemental Indenture with the same effect as if Successor had been named as the “Company” in the Base Indenture and the Second Supplemental Indenture; and upon and following the Merger Effective Time, the Company shall be fully released from its obligations under the Base Indenture and the Second Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Capitalized Terms. Capitalized terms used herein without definition shall have the meaning assigned to them in the Base Indenture as supplemented by the Second Supplemental Indenture.

SECTION 3.2. Effective Time. This Third Supplemental Indenture shall become effective as of the Merger Effective Time on the date hereof.

SECTION 3.3. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of laws. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 3.4. Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Effects of the Indenture and the Notes. Except as expressly amended hereby, the Base Indenture, as supplemented and amended by the Second Supplemental Indenture, and by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture and the Second Supplemental Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by the Second Supplemental Indenture, and by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, and the Second Supplemental Indenture as supplemented by this Third Supplemental Indenture.

This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered, and their respective successors and assigns, shall be bound hereby.

SECTION 3.6. Counterparts. This Third Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Third Supplemental Indenture. The exchanges of copies of this Third Supplemental Indenture and of signatures by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, ..pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes

SECTION 3.7. Headings. The headings of the Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.8. Concerning the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency or this Third Supplemental Indenture and makes no representation with respect thereto. In entering into this Third Supplemental Indenture the Trustee shall be entitled to the benefit of every provision of the Indenture limiting the liability of, limiting the obligations of, or affording rights, benefits, protections, immunities or indemnities to the Trustee as if they were set forth herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

PORTMAN RIDGE FINANCE CORPORATION, as successor-by-merger to Harvest Capital Credit Corporation

By:	/s/ Edward Goldthorpe
	Name:	Edward Goldthorpe
	Title:	President and Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Third Supplemental Indenture]